Exhibit 10.2

Bentley Systems France
Immeuble Art & Co, 15 Rue Traversière
CS 52905, 75580 Paris Cedex 12, France
T. +33 1 8846 3921

June 28, 2024

Nicholas H. Cumins

[address redacted]

Re: Certain Compensation-Related Matters

Dear Nicholas:

Bentley Systems, Incorporated (“Bentley”) and Bentley Systems France S.a.r.l. (“Bentley France”), are pleased to present you this letter to set forth certain understandings related to your compensation.

As you are aware, you have been appointed: (i) Chief Executive Officer of Bentley with responsibility for the entirety of Bentley’s corporate group; and (ii) Gérant of Bentley France, a member of Bentley’s corporate group. The purpose of this letter is to set forth the following agreements related to such appointments and related compensation:

1.	You have been designated as a “Covered Executive” under the Bentley Systems, Incorporated Severance Policy for Key Executives (as the same may be amended from time to time) (the “Severance Policy”), a copy of which has been provided to you.

2.	With respect to any equity awards granted to you during your tenure as Chief Executive Officer of Bentley, such awards shall be subject to the terms of Bentley’s 2020 Omnibus Incentive Plan (as amended), your individual equity award agreements and Bentley’s “Change in Control Vesting Policy” and “Retirement Vesting Policy”, copies of which have been provided to you.

3.	You agree that notwithstanding any terms and conditions of the Severance Policy or any Other Arrangement (as defined below), any consideration payable to you, or obligation to provide benefits to you, pursuant to the Severance Policy shall be offset in full by any amounts payable or benefits provided to you as a result of your termination of employment or any office you may hold, in each case, pursuant to any plan, program or arrangement of Bentley (including any employment agreement or management agreement you may execute with Bentley France) or any of its affiliates, or as provided for by statute, regulation or local law in any applicable jurisdiction, including as they may relate to your position as Gérant of Bentley France (collectively, the “Other Arrangements”). In the event any such termination-related payment or benefit is first paid or provided to you pursuant to (i) an Other Arrangement, such payment or benefit shall offset in full any payment or benefit to be provided under the Severance Policy, and (ii) the Severance Policy, such obligations under the Other Arrangements will be deemed to have been satisfied in full by the corresponding amount paid or benefit provided under the Severance Policy.

Bentley Systems France
Immeuble Art & Co, 15 Rue Traversière
CS 52905, 75580 Paris Cedex 12, France
T. +33 1 8846 3921

Please indicate your agreement with the above matters by countersigning in the space provided below.

Very truly yours,

BENTLEY SYSTEMS, INCORPORATED

	By:	/s/ David R. Shaman
	Name:	David R. Shaman
	Title:	Chief Legal Officer

BENTLEY SYSTEMS FRANCE S.A.R.L

	By:	/s/ Hester Lundqvist
	Name:	Hester Lundqvist
	Title:	Gérante

Acknowledged and agreed as of the date set forth above:

/s/ Nicholas H. Cumins
Nicholas H. Cumins